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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-77072) pertaining to the Starter Corporation 401(k) Plan, the Registration Statement (Form S-8 No. 33-77076) pertaining to the Starter Corporation 1993 Stock Option Plan, the Registration Statement (Form S-8 No. 33-80976) pertaining to the Starter Corporation 1994 Stock Option Plan for Non-Employee Directors, and the Registration Statement (Form S-8 No. 33-80978) pertaining to the Starter Corporation Employee Stock Purchase Plan, of our report dated January 26, 1996, except for Notes 4 and 8, as to which the date is May 17, 1996, with respect to the 1995 consolidated financial statements of Galt Sand Company and Subsidiary included in Amendment No. 1 of Form 8-K/A of Starter Corporation dated August 9, 1996.


DELOITTE & TOUCHE LLP
Des Moines, Iowa
October 21, 1996